EXHIBIT 99.1

Vesper Holding Companies

Index

Page
Number

Report of Independent Public Accountants	1

Combined Consolidated Balance Sheets at December 31, 2000 and 1999 and at September 30, 2001 (unaudited)	2

Combined Consolidated Statements of Operations for the year ended December 31, 2000, for the period from January 18, 1999 (inception) to December 31,1999 and for the nine month periods ended September 30, 2001 and 2000 (unaudited)	3

Combined Consolidated Statements of Shareholders’ Equity (Deficit) for the year ended December 31, 2000, for the period from January 18, 1999 (inception) to December 31, 1999 and for the nine month periods ended September 30, 2001 (unaudited)	4

Combined Consolidated Statements of Cash Flows for the year ended December 31, 2000, for the period from January 18, 1999 (inception) to December 31, 1999 and for the nine month periods ended September 30, 2001 and 2000 (unaudited)	5

Notes to Combined Consolidated Financial Statements	6

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vesper Holding S.A and Vesper Holding Sao Paulo S.A.:

We have audited the accompanying combined consolidated balance sheets of Vesper Holding S.A. (a Brazilian corporation) and Subsidiaries and Vesper Holding Sao Paulo S.A. (a Brazilian corporation) and Subsidiaries (together, the Vesper Holding Companies, see Note 1) as of December 31, 2000 and 1999, and the related combined consolidated statements of operations, shareholders’ equity (deficit) and cash flows for the year ended December 31, 2000 and for the period from January 18, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Vesper Holding Companies as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the year ended December 31, 2000 and for the period from January 18, 1999 (inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

San Diego, California
January 15, 2001 (except with respect to the matters discussed in
   Notes 1, 2 and 4, as to which the date is November 13, 2001)

VESPER HOLDING COMPANIES
COMBINED CONSOLIDATED BALANCE SHEETS
(In thousands)

ASSETS
		December 31,
	September 30,
	2001	2000	1999

	(unaudited)
Current assets:

Cash and cash equivalents	$17,529	$38,102	$94,588

Accounts receivable, net	24,633	58,841	—

Recoverable taxes	16,139	45,404	43,465

Prepaid expenses and other	16,009	18,573	20,557

Total current assets	74,310	160,920	158,610

Recoverable taxes	32,439	37,033	—

Property, plant and equipment, net	745,642	1,004,827	500,923

Intangible assets, net	48,243	68,725	83,957

Other assets	18,063	20,605	18,705

Total assets	$918,697	$1,292,110	$762,195

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current liabilities:

Accounts payable	$163,731	$71,326	$86,856

Accrued expenses	14,025	25,315	33,732

Vendor financing and loans payable	96,541	72,908	—

Amounts due related parties	29,822	33,254	71,042

Deferred revenues	9,705	13,067	—

Other current liabilities	397	14,261	—

Total current liabilities	314,221	230,131	191,630

Vendor financing and loans payable, net of current portion	940,976	694,952	414,605

Accounts payable (Note 4)	—	300,628	—

Deferred revenues	1,527	7,767	—

Other liabilities	37,041	800	28,002

Total liabilities	1,293,765	1,234,278	634,237

Commitments and contingencies (Note 10)

Shareholders’ equity (deficit):

Capital stock	859,490	607,170	183,234

Accumulated deficit	(1,254,592)	(540,683)	(55,712)

Accumulated other comprehensive income (loss)	20,034	(8,655)	436

Total shareholders’ equity (deficit)	(375,068)	57,832	127,958

Total liabilities and shareholders’ equity (deficit)	$918,697	$1,292,110	$762,195

See accompanying notes.

VESPER HOLDING COMPANIES
COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

				Period From
				January 18,
	Nine months ended			1999
			Year Ended	(Inception)
	September 30,	September 30,	December 31,	to December 31,
	2001	2000	2000	1999

	(Unaudited)

Revenues	$102,006	$47,648	$71,122	$—

Operating expenses:

Cost of revenues	175,634	149,525	203,793	—

Selling, general and administrative	145,589	96,230	132,102	67,397

Foreign currency transaction loss (gain), net	302,405	20,141	56,845	(10,642)

Depreciation and amortization	98,039	41,585	66,506	120

Total operating expenses	721,667	307,481	459,246	56,875

Operating loss	(619,661)	(259,833)	(388,124)	(56,875)

Interest (expense) income, net	(94,248)	(62,030)	(96,847)	1,163

Net loss	$(713,909)	$(321,863)	$(484,971)	$(55,712)

See accompanying notes.

VESPER HOLDING COMPANIES
COMBINED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT)
(In thousands)

			Cumulative	Total
	Capital	Accumulated	Translation	Shareholders'
	Stock	Deficit	Adjustment	Equity (Deficit)

Balance at January 18, 1999 (inception)	$—	$—	$—	$—

Components of comprehensive income:

Net loss	—	(55,712)	—	(55,712)

Cumulative translation adjustment	—	—	436	436

Total comprehensive loss				(55,276)

Proceeds from sale of capital stock	183,234	—	—	183,234

Balance at December 31, 1999	183,234	(55,712)	436	127,958

Components of comprehensive income:

Net loss	—	(484,971)	—	(484,971)

Cumulative translation adjustment	—	—	(9,091)	(9,091)

Total comprehensive loss				(494,062)

Proceeds from sale of capital stock	423,936	—	—	423,936

Balance at December 31, 2000	607,170	(540,683)	(8,655)	57,832

Components of comprehensive income:

Net loss (unaudited)	—	(713,909)	—	(713,909)

Cumulative translation adjustment (unaudited)	—	—	28,689	28,689

Total comprehensive loss (unaudited)				(685,220)

Proceeds from sale of capital stock (unaudited)	252,320	—	—	252,320

Balance at September 30, 2001 (unaudited)	$859,490	$(1,254,592)	$20,034	$(375,068)

See accompanying notes.

VESPER HOLDING COMPANIES
COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

				Period from
	Nine months ended			January 18,
			Year ended	1999 (inception)
	September 30,	September 30,	December 31,	to December 31,
	2001	2000	2000	1999

	(unaudited)
Cash Flows From Operating Activities:

Net loss	$(713,909)	$(321,863)	$(484,971)	$(55,712)

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation and amortization	98,039	41,585	66,506	120

Loss on disposal of property and equipment	10,135	266	26,323	—

Foreign currency transaction loss (gain)	302,405	20,141	56,845	(10,642)

Increase (decrease) in cash resulting from changes in:

Accounts receivable, net	34,208	(39,111)	(63,228)	—

Recoverable taxes	29,265	(28,091)	(6,023)	(42,975)

Prepaid expenses and other	6,777	13,089	(3,882)	(29,766)

Other assets	2,923	1,817	(38,945)	(9,810)

Accounts payable	25,544	(26,354)	1,567	70,395

Accrued expenses	(25,154)	10,997	(3,874)	6,175

Amounts due related parties	(3,432)	(42,243)	(33,912)	45,836

Deferred revenues	(9,602)	—	21,899	—

Net cash used in operating activities	(242,801)	(369,767)	(461,695)	(26,379)

Cash Flows From Investing Activities:

Capital expenditures	(39,574)	(221,373)	(386,806)	(454,669)

Acquisition of intangibles	—	(7,395)	(36,369)	(29,066)

Net cash used in investing activities	(39,574)	(228,768)	(423,175)	(483,735)

Cash Flows From Financing Activities:

Proceeds from sale of capital stock	252,320	311,990	423,936	183,234

Other liabilities	36,240	(13,465)	—	—

Net proceeds (payments) on vendor financing and loans	(30,971)	257,578	407,321	420,444

Net cash provided by financing activities	257,589	556,103	831,257	603,678

Effect of exchange rate changes on cash and cash equivalents	4,213	17,965	(2,873)	1,024

Net increase (decrease) in cash and cash equivalents	(20,573)	(24,467)	(56,486)	94,588

Cash and cash equivalents at beginning of period	38,102	94,588	94,588	—

Cash and cash equivalents at end of period	$17,529	$70,121	$38,102	$94,588

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

Assets acquired under debt obligations:

Property, plant and equipment	$66,861	$213,752	$300,628	$103,225

Licenses and intangibles	—	$14,261	$14,261	$49,823

See accompanying notes.

VESPER HOLDING COMPANIES
NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2001 (unaudited), December 31, 2000 and 1999

Note 1. Vesper Holding Companies Operations and Liquidity

         Vesper Holding S.A. (Vesper Northeast) and Vesper Holding Sao Paulo S.A. (Vesper Sao Paulo) were formed by Velocom Inc. (Velocom), Bell Canada International, Inc. (BCI) and QUALCOMM, Incorporated (QUALCOMM) to act as holding companies and to establish the operating companies Vesper S.A. (formerly Canbra Telefonica S.A.) and Vesper Sao Paulo S.A. (formerly Megatel S.A.), together referred to herein as the Vesper Holding Companies. Vesper Northeast and Vesper Sao Paulo were organized under the laws of Brazil as corporations in September 1998 and May 1999, respectively (Vesper Northeast having remained dormant from September 2, 1998 to January 18, 1999). The operating companies are subject to the laws and regulations governing telecommunication services in effect in Brazil.

         Vesper Northeast and Vesper Sao Paulo submitted bids for two competitive local exchange carrier licenses (the Licenses) for commercial operations of switched fixed telephone services, one in Rio de Janeiro and the North and Northeast regions of Brazil comprised of sixteen Brazilian states, and one for the State of Sao Paulo, Brazil, respectively. Vesper Northeast and Vesper Sao Paulo were awarded their respective Licenses in public auctions held on January 18, 1999 and May 5, 1999, respectively. Commercial switched fixed telephone operations started in January 2000 for Vesper Northeast and February 2000 for Vesper Sao Paulo.

         From inception to December 31, 2000, the Vesper Holding Companies generated an accumulated deficit of approximately $541 million and negative cash flows from operations totaling approximately $488 million. At December 31, 2000 current liabilities exceeded current assets by approximately $69 million. From inception to September 30, 2001, the unaudited accumulated deficit was approximately $1.25 billion and unaudited cumulative negative cash flows from operations totaled approximately $731 million. At September 30, 2001, unaudited current liabilities exceeded current assets by approximately $240 million and unaudited stockholders’ deficit totaled approximately $375 million. The Vesper Holding Companies expect to incur substantial future losses and negative cash flows from operations during the development, construction, and expansion of their business in an effort to generate a sufficient customer revenue basis to cover switched fixed telephone service operating expenses in initial markets under the Licenses. The Vesper Holding Companies expect further continuing operating losses and negative cash flows from operations upon expansion of operations into new markets, even if and after they achieve positive cash flows from operations in the Vesper Holding Companies’ initial markets.

Note 2. Subsequent Recapitalization and Debt Restructuring of the Vesper Holding Companies

         On October 11, 2001, Vesper Holding, Ltd. (the Parent) was incorporated in the Cayman Islands. On November 13, 2001, QUALCOMM, VeloCom, and BCI (collectively, the Shareholders), entered into agreements to exchange all of their equity interests in Vesper Northeast and Vesper Sao Paulo for 2,523,674 ordinary shares and 1,155,152 special voting shares of the Parent. As part of the same transaction, QUALCOMM and VeloCom converted other previously existing advances to Vesper Northeast and Vesper Sao Paulo into 12,177,290 ordinary shares of the Parent for an aggregate value of $60 million. QUALCOMM and VeloCom also agreed to purchase 57,720,404 ordinary shares of the Parent for an aggregate purchase price of $286 million. As a result, QUALCOMM, VeloCom, and BCI became 74%, 24%, and 2% shareholders in the Parent, respectively, and Vesper Holding and Vesper Holding Sao Paulo became wholly-owned subsidiaries of the Parent. Also in November 2001, QUALCOMM converted a previously existing promissory note receivable into equity securities of VeloCom, thereby increasing its ownership interest in VeloCom to 49.9% and, as a consequence, increasing QUALCOMM’s direct and indirect ownership of the Parent to approximately 86%. At November 13, 2001, cash proceeds totaling $135 million out of the total due of $286 million were received by the Parent from QUALCOMM and VeloCom. The remaining $151 million is due and payable by QUALCOMM on an as needed basis.

         Effective November 13, 2001, the Parent entered into a restructuring agreement (the Restructuring Agreement) between itself and its Shareholders and Nortel, Ericsson, Lucent, Harris Corporation and QUALCOMM (collectively, the Vendors). The Restructuring Agreement resulted in a reduction of over $1 billion in debt on the Vesper Holding Companies’ balance sheet. Using proceeds from the recapitalization transactions described in the preceding paragraph, the Vendors, excluding QUALCOMM, were paid approximately $135 million in exchange for a release in full of any claims against the Parent and its shareholders, including Vendor financing approximating $ 1.08 billion at November 13, 2001 (see also Note 4). In addition to the cash payment, the Vendors, excluding QUALCOMM, received 5,687,717 warrants for ordinary shares of the Parent, which expire on November 9, 2006 and have an exercise price of $4.96 per share. The warrants were assigned a fair value of $5 million.

         As a condition precedent to the closing of the Restructuring Agreement, vendor supply agreements were terminated. Thus, the Parent and the Vesper Holding Companies are no longer committed to acquire the remaining balances of equipment and services, as would have been required under the original vendor supply agreements (see Note 4).

         When all transactions contemplated in the restructuring agreements are completed, the liquidity and financial position of the Vesper Holding Companies will significantly improve. However, management and the shareholders of the Parent believe that successive increases in funding, in the form of equity capital, shareholder loans, debt financing or other instruments, beyond amounts received and committed through November 13, 2001, will be needed. In particular, additional financing will be necessary to purchase telecommunications capital equipment, fund principal and interest payments under debt and lease structures and to support operations until such time, if ever, that the Vesper Holding Companies are able to generate positive cash flows from operations. Management of the Vesper Holding Companies remains confident, given the current economic and financing conditions in Brazil, that the Vesper Holding Companies will be able to secure additional financing to bridge any funding gaps through December 2002. There is no assurance that the Parent or the Vesper Holding Companies will be able to obtain such financial resources on acceptable terms, if at all, and the Parent may be dependent upon its shareholders to provide such capital resources. Without additional capital resources, the conditions existing at November 13, 2001 raise substantial doubt about the Vesper Holding Companies’ ability to continue as a going concern. In this regard, QUALCOMM delivered to the Parent’s board of directors a written assurance that QUALCOMM intends to continue its support of the Parent sufficient to allow the Vesper Holding Companies to continue operating at least through December 31, 2002. This assurance is in addition to the $151 million receivable by the Parent for the sale of ordinary shares to QUALCOMM discussed above.

Note 3. Summary of Significant Accounting Policies

Basis of Presentation

         The accompanying financial statements reflect the historical combined consolidated financial position, results of operations and cash flows of the Vesper Holding Companies, for all periods since the inception of Vesper Northeast and Vesper Sao Paulo, in January 1999 and May 1999, respectively, prior to giving effect the purchase transaction described in Note 2.

         The consolidated financial statements of Vesper Northeast include the accounts of its wholly owned subsidiaries Vesper S.A. and Vesper Cayman S.A. The consolidated financial statements of Vesper Sao Paulo include the accounts of its wholly owned subsidiaries Vesper Sao Paulo S.A. and Vesper Sao Paulo Cayman S.A. All significant intercompany accounts and transactions have been eliminated in consolidation and combination.

         All amounts as of and for the nine months ending September 30, 2000 and 2001 included in the notes to the combined consolidated financial statements are unaudited. The accompanying unaudited combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Article 10 of Regulation S-X for interim financial information. Accordingly, these statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. All significant intercompany accounts and transactions have been eliminated in consolidation and combination. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenues

         Revenues for usage charges, network usage charges and other customer services are recognized when the services are provided.

         Customer activation fee revenues and related costs are deferred and amortized over the period of the customer relationship, which is estimated to be two years.

Cash and Cash Equivalents

         The Vesper Holding Companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Property, Plant and Equipment

         Property, plant and equipment are recorded at cost and are depreciated or amortized using the straight-line method over their estimated useful lives. Buildings and improvements are depreciated for up to twenty-five years, equipment and vehicles are depreciated over three to twenty years, furniture and office equipment are depreciated over five to ten years and computer software and hardware are depreciated over five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.

         Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation and amortization are removed and any resulting gain or loss is recorded in operations.

         Capital leases and sale leaseback transactions are recorded as vendor financing and loans payable. The purchase price is recorded as property and equipment, and lease payable amounts as financing liabilities. Interest is expensed as incurred.

         Construction in progress includes labor, material, transmission and related equipment, engineering, site development, capitalized interest and other costs relating to the construction and development of switched fixed telephone networks. The Company reclassifies construction in progress and begins depreciating related equipment upon commencement of commercial operations of the equipment.

Intangible Assets

         Intangible assets consist primarily of acquisition cost for Licenses for spectrum and are recorded at cost. The Licenses were allocated conditionally through January 2019 and May 2019 and are each renewable for an additional twenty-year period. The Licenses are renewable provided that the licensee has complied with applicable rules and policies of Agencia Nacional de Telecommunicacoes (ANATEL), the Brazilian Government regulatory body, and upon payment of an additional fee based on a specific formula. The cost of such licenses is being amortized on a straight-line basis over the initial twenty-year terms of the Licenses.

Long-Lived Assets

         The Vesper Holding Companies assess potential impairments to their long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the undiscounted cash flows expected to be generated by an asset (or group of assets) is less than its carrying amount. Any required impairment loss is measured as the amount by which the asset’s carrying value exceeds its fair value, and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.

Start-up Activities and Organization Costs

         Costs of start-up activities and organization costs are expensed as incurred.

Foreign Currency

         The functional currency of Vesper Holding Companies is the Brazilian real, which is the currency of the country in which they operate. Assets and liabilities are translated to United States dollars at year-end or historical exchange rates; capital stock and accumulated deficit are translated at historical exchange rates; and revenues, expenses, gains and losses are translated at rates of exchange that approximate the rates in effect at the transaction date. Resulting translation adjustments are recognized as a component of other comprehensive income. Transactions denominated in currencies other than the Brazilian real are recorded based on the exchange rate at the time such transactions occur. Subsequent changes in exchange rates result in transaction gains and losses. The resulting transaction gains or losses are recognized as a component of net loss.

Income Taxes

         The Company recognizes deferred income tax assets and liabilities for the expected future income tax consequences, based on enacted tax laws, of temporary differences between the financial reporting and tax bases of assets, liabilities and carryovers. The Company recognizes deferred tax assets for the expected future effects of all deductible temporary differences, loss carryovers and tax credit carryovers. Net deferred tax assets are then reduced, if deemed necessary, by a valuation allowance if management believes it is more likely than not that some or all of the net deferred tax assets will not be realized.

Comprehensive Income (Loss)

         Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments. The Vesper Holdings Companies present other comprehensive loss in the combined consolidated statements of shareholders’ equity.

Concentration of Operations

         Vesper Holding Companies’ operations are located in Brazil. The Vesper Holding Companies are exposed to credit and currency risks resulting from adverse general economic conditions, which may affect Brazil and Latin America in general. The Vesper Holding Companies have not entered into any foreign currency forward contracts, hedges or other instruments to mitigate currency risks.

Fair Value of Financial Instruments

         Fair values of cash equivalents and other current amounts receivable and payable approximate the carrying amount due to their short-term nature. Carrying amounts under vendor financing and loans payable approximate fair value based on borrowing arrangements available to the Company (see Notes 2 and 4).

         The Vesper Holding Companies have certain agreements with suppliers of network interface unit for the supply of network equipment manufactured locally, under which acquisition cost of related products are denominated in U.S. dollars. The Companies do not enter into currency hedging arrangements, thus exposing the Companies to currency rate risk on amounts payables in denominations other than the functional currency. Gains and losses arises from this exposure are recorded in the determination of net income.

Recent Accounting Pronouncements

         In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Views on Selected Revenue Recognition Issues” (SAB 101), which provides the staff’s views in applying generally accepted accounting principles to revenue recognition issues. The Vesper Holding Companies adopted SAB 101 effective as of January 1, 2000. The Company did not report any revenue during the period from inception to December 31, 1999.

         In July 2001, the Financial Accounting Standards Board (FASB) issued FASB Statements Nos. 141 and 142 (FAS 141 and FAS 142), “Business Combinations” and “Goodwill and Other Intangible Assets,’’ respectively. FAS 141 replaces APB 16 and eliminates pooling-of-interests accounting prospectively. It also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. FAS 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Under FAS 142, goodwill will be tested annually and whenever events or circumstances occur indicating that goodwill might be impaired. FAS 141 and FAS 142 are effective for all business combinations completed after June 30, 2001. Upon adoption of FAS 142, amortization of goodwill recorded for business combinations consummated prior to July 1, 2001 will cease, and intangible assets acquired prior to July 1, 2001 that do not meet the criteria for recognition under FAS 141 will be reclassified to goodwill. Companies are required to adopt FAS 142 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Vesper Holding Companies will adopt FAS 142 as of the beginning of fiscal 2002 and do not expect the adoption of FAS 142 to have a material effect on their consolidated financial position and results of operations, given that no goodwill has been recorded in the accompanying balance sheets.

         In August 2001, the FASB issued FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” FAS 144 replaces FAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The FASB issued FAS 144 to establish a single accounting model, based on the framework established in FAS 121, as FAS 121 did not address the accounting for a segment of a business accounted for as a discontinued operation under APB 30, “Reporting The Results of Operations – Reporting The Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occuring Events and Transactions.” FAS 144 also resolves significant implementation issues related to FAS 121. Companies are required to adopt FAS 144 for fiscal years beginning after December 15, 2001, but early adoption is permitted. The Vesper Holding Companies will adopt FAS 144 as of the beginning of fiscal 2002 and do not expect the adoption of FAS 144 to have a material effect on their consolidated financial position or results of operations.

Note 4. Vendor Financing and Loans Payable

         The Vesper Holding Companies have vendor financing and loans payable as follows (in thousands):

		December 31,
	September 30,
	2001	2000	1999

	(In thousands)	(In thousands)
	(Unaudited)

Vendor financing	$886,607	$639,146	$414,605

Bank loans	55,000	56,796	—

Notes	25,114	55,918	—

Equipment leases	41,131	13,936	—

Interest payable	29,665	2,064	—

	1,037,517	767,860	414,605

Current maturities	(96,541)	(72,908)	—

Noncurrent vendor financing and loans payable	$940,976	$694,952	$414,605

         In December 1999, Vesper Northeast entered into a series of agreements with Nortel, Ericsson, Harris Corporation and QUALCOMM to issue up to $997 million in aggregate principal of long-term vendor financing, of which $549 million (unaudited), $386 million and $270 million in principal was outstanding as of September 30, 2001, and December 31, 2000 and 1999, respectively. Interest on these notes was payable quarterly in arrears commencing March 2000 at LIBOR plus 6% per annum. In December 1999 Vesper Sao Paulo entered into agreements with Lucent to issue up to $782 million of long-term vendor financing (available in three separate tranches), of which $338 million (unaudited), $252 million and $145 million in principal was outstanding as of September 30, 2001 and December 31, 2000 and 1999, respectively. Interest on these notes was payable quarterly, at the option of the Vesper Companies, at LIBOR plus 6% for tranche A and 8% for tranche C or a compounded rate of 5.5% plus the higher of prime rate and the Federal Funds effective rate. All long-term vendor financing, other than financing provided under an agreement with QUALCOMM, was restructured and retired in November 2001 as part of the Restructuring Agreement (see Note 2).

         The terms of bank loans and notes were amended as part of the restructuring in November 2001 (see Note 2). After restructuring, the bank loans bear interest at the Certificate of Deposit Inter Bank (CDI) rate (the LIBOR rate equivalent in Brazil) plus 1.5% (approximately 20.5% at September 30, 2001) and are payable in lump-sum payments approximating $20 million in 2004 and $60 million in 2005. The bank loans are subject to certain restrictive financial covenants.

         Equipment leases are subject to interest from 11% to 14.5% or LIBOR plus additional interest varying from 1.5% to 8%. As of the date of the restructuring in November 2001, equipment leases are payable as follows: $17.7 million in 2002; $18.5 million in 2003; $3.5 million in 2004; $1.0 million in 2005; and $0.4 million thereafter.

         Substantially all of the Companies’ assets are collateralized under the various financing agreements discussed above.

         The Vesper Holding Companies have not historically hedged foreign currency denominated debt. Substantially all vendor financing is denominated in US dollars. Accordingly, the Company has experienced significant economic loss and a negative impact on earnings and equity with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, reflecting local currency devaluations against the US dollar. If the Vesper Holding Companies were to enter into hedging transactions, there can be no assurance that any such hedging transactions would be successful and that the exchange rate fluctuations would not have a material adverse effect on the Vesper Holding Companies.

         The Vesper Holding Companies hired specialized companies to supply infrastructure and telecommunication equipment, which will be delivered ready for use at the sites indicated by the Vesper Holding Companies. When the equipment is delivered to the respective sites, the property and equipment balance is recorded and the related liability is recorded in trade accounts payable, as a long-term liability, the balance of which, after the definitive acceptance of the site by the Vesper Holding Companies, is converted into financing, according to the conditions noted above.

         Cash paid for interest was $43 million (unaudited), $63 million and none for the nine months ended September 30, 2001, the year ended December 31, 2000 and the period from inception to December 31, 1999.

         Note 5. Composition of Certain Financial Statement Captions

Accounts Receivable, Net

		December 31,
	September 30,
	2001	2000	1999

	(In thousands)	(In thousands)
	(unaudited)

Billed	$67,960	$54,451	$—

Unbilled	8,104	14,896	—

	76,064	69,347	—

Less — allowance for doubtful receivables	(51,431)	(10,506)	—

	$24,633	$58,841	$—

         Unbilled accounts receivable relate to services rendered that had not been invoiced as of the balance sheet date.

Recoverable Taxes

         Recoverable taxes are mainly comprised of Value Added Taxes (VAT) incurred on the acquisition of property and equipment, which is recoverable against VAT payable on operating revenues. Beginning January 1, 2001, new VAT legislation requires that VAT tax credit generated after January 2, 2001 will be recovered in forty-eight monthly installments, if VAT tax payment is applicable.

Property, Plant and Equipment

		December 31,
	September 30,
	2001	2000	1999

	(In thousands)	(In thousands)
	(Unaudited)
Land	$4,356	$5,951	$2,863

Buildings and improvements	17,129	15,104	13,650

Equipment and vehicles	627,465	729,571	3,408

Furniture and office equipment	2,340	5,984	7,927

Computer software and hardware	140,150	122,580	—

Leasehold improvements	4,474	—	499

Construction in progress	62,296	183,897	472,696

	858,210	1,063,087	501,043

Less — accumulated depreciation and amortization	(112,568)	(58,260)	(120)

	$745,642	$1,004,827	$500,923

         The Vesper Holding Companies recorded a provision for losses related to installed equipment held by customers, which upon discontinuation of the services is considered unlikely to be recovered, as a component of depreciation and amortization totaling approximately $4 million (unaudited), $23 million, and $0 for the nine months ended September 30, 2001, for the year ended December 31, 2000, and for the period from inception to December 31, 1999, respectively.

Intangible Assets

		December 31,
	September 30,
	2001	2000	1999

	(In thousands)	(In thousands)
	(Unaudited)

Licenses — spectrum	$52,946	$72,329	$83,957

Less — accumulated amortization	(4,703)	(3,604)	—

	$48,243	$68,725	$83,957

         Amortization of intangible assets commenced in 2000 upon activation of the network.

Note 6. Transactions with Related Parties

				December 31,
			September 30,
			2001	2000	1999

			(In thousands)	(In thousands)
			(Unaudited)
Current Liabilities:

Bell Canada International (BCI)	(a,e	)	$13,252	$14,426	$9,447

CGI Brasil (BCI related party)	(b	)	11,333	12,122	—

CGI Telecom International	(b	)	1,791	4,555	60,856

QUALCOMM do Brasil	(c	)	60	76	437

QUALCOMM International	(d	)	—	325	—

VeloCom do Brasil	(c	)	—	540	302

VeloCom International	(d,e	)	3,386	1,210	—

			$29,822	$33,254	$71,042

(a)	In connection with service and royalty agreements signed between the parties (see Note 10).

(b)	In connection with the development and implementation of billing, accounting and other system, software and information technology services.

(c)	Loans between the parties. Interest based on market rates.

(d)	Refers to the Company’s inception costs.

(e)	(unaudited) September 30, 2001 balances were extinguished in the Restructuring (see Note 2)

Note 7. VAT Financing

         Vesper Northeast has an agreement with the Rio de Janeiro State Government and Banco do Brasil, as the financing agent, to obtain a line of credit in the amount of approximately R$940 million (US$480 million using the prevailing exchange rate on December 31, 2000), for the period of sixty months, to be valid from the date of the first authorization, to be used at the beginning of the VAT taxation. Such financing will be equivalent to 60% of the effective VAT paid over operating revenues. Financing has a grace period of eighty-four months, an amortization period of sixty months, interest rates of 4.5 percent and service tax equivalent to 1 percent over each installment. For the year ended December 31, 2000, the period from inception to December 31, 1999 and for the nine months ended September 30, 2001 (unaudited), Vesper Northeast has not borrowed against this line of credit.

Note 8. Shareholders’ Equity

         During the periods presented, the Vesper Holding Companies issued common stock and preferred stock to various parties in exchange for contributions of cash. Such capital stock was exchanged in full as part of the Restructuring in November 2001 (see Note 2).

Note 9. Income Taxes

         The tax rates in Brazil for calendar years 2000 and 2001 (and for 2002) were 25% for federal income tax and 9% for social contribution tax. Beginning in 2003, the social contribution tax rate will be reduced to 8%. Tax losses can be carried forward without expiration but utilization is limited to 30% of annual taxable income.

         The Vesper Holding Companies net deferred tax assets are as follows:

		December 31,
	September 30,
	2001	2000	1999

	(In thousands)	(In thousands)
	(Unaudited)

Deferred costs	$14,351	$20,602	$18,238

Net operating loss carryforwards	306,458	138,040	—

Total gross deferred assets	320,809	158,642	18,238

Less — valuation allowance	(320,809)	(158,642)	(18,238)

Total net deferred assets	$—	$—	$—

         The Vesper Holding Companies have provided a full valuation allowance on its gross deferred tax assets because management believes it is more likely than not that the deferred tax assets will not be realized.

         A reconciliation of the income tax benefit based on statutory rates to the reported Vesper Holding Companies income tax provision is as follows:

		December 31,
	September 30,
	2001	2000	1999

	(In thousands)	(In thousands)
	(Unaudited)

Income tax benefit at statutory rates	$235,590	$160,040	$18,385

Effect of currency translation	(32,479)	(19,636)	(147)

Other	1,571	—	—

Change in valuation allowance	(204,682)	(140,404)	(18,238)

Income tax provision	$—	$—	$—

         The Vesper Holding Companies had no cash payments for income taxes during the nine months ended September 30, 2001 (unaudited), the year ended December 31, 2000 and the period from inception to December 31, 1999.

Note 10. Commitments and Contingencies

Litigation

         The Vesper Holding Companies are engaged in legal actions arising in the ordinary course of its business and believe that the ultimate outcome of these actions will not have a material adverse effect on their financial position or results of operations.

Operating Leases

         The Vesper Holding Companies lease certain facilities and equipment under noncancelable operating leases. Rental expense for these facilities and equipment for the nine months ended September 30, 2001, the year ended December 31, 2000 and the period from inception to December 31, 1999 was $14 million (unaudited), $13 million and $5 million, respectively. Future minimum lease payments as of December 31, 2000 are as follows: $23 million in 2001; $20 million in 2002; $16 million in 2003; $15 million in 2004; $9 million in 2005; and $9 million thereafter.

Know-how and Transfer of Technical Service Agreement

         The Vesper Holding Companies have a royalty agreement with a shareholder, BCI, in connection with the transfer of know-how and technology, under which royalty fees are payable. The agreement was cancelled in

November 2001 as part of the Restructuring (see Note 2). For the nine months ended September 30, 2001, the year ended December 31, 2000 and the period from inception to December 31, 1999, royalty expense totaled $2 million (unaudited), $6 million and $9 million, respectively.

License Agreements

         The Vesper Holding Companies have commitments within the terms of its Licenses and certain regulatory requirements, including achievement of minimum levels of network service coverage areas and telecommunication services offerings. If such commitments are not met, the Vesper Holding Companies could be subject to fines and potential revocation of the Licenses.

Note 11. Employee Benefits

         The Vesper Holding Companies do not maintain a private pension plan for their employees, but contribute monthly, based on payroll, to the government pension, social security, and severance indemnity plans as required by local labor legislation. Contributions totaled $16 million (unaudited), $29 million and $3 million for the nine months ended September 30, 2001, the year ended December 31, 2000 and the period from inception to December 31, 1999, respectively.

Note 12. Operating Segments

         The Vesper Holding Companies are organized based on geographical location. Reportable segments are as follows: Rio de Janeiro (Vesper Holding) and Sao Paulo (Vesper Holding Sao Paulo).

         The Vesper Holding Companies evaluate the performance of segments based on net earnings (loss). There are no intersegment revenues. Reconciling items are comprised of eliminations of intersegment receivables. Segment assets are primarily comprised of cash and cash equivalents, accounts receivable, recoverable taxes, property, plant and equipment and intangible assets.

         The table below presents information about reported segments for the nine month periods ended September 30, 2001 and 2000 (unaudited), the year ended December 31, 2000, and the period from inception to December 31, 1999 (in thousands):

	Vesper	Vesper	Reconciling
	Northeast	Sao Paulo	Items	Total

September 30, 2001 (unaudited)

Revenues	$60,267	$41,739	$—	$102,006

Operating loss	(177,905)	(139,351)	—	(317,256)

Net loss	(403,952)	(309,957)	—	(713,909)

Long-lived assets	456,874	337,011	—	793,885

Total assets	526,193	393,531	(1,027)	918,697

December 31, 2000

Revenues	$41,147	$29,975	$—	$71,122

Operating loss	(164,093)	(167,186)	—	(331,279)

Net loss	(251,735)	(233,236)	—	(484,971)

Long-lived assets	609,609	463,943	—	1,073,552

Total assets	741,863	550,459	(212)	1,292,110

December 31, 1999

Revenues	$—	$—	$—	$—

Operating loss	(18,289)	(49,228)	—	(67,517)

Net loss	(37,402)	(18,310)	—	(55,712)

Long-lived assets	327,438	257,442	—	584,880

Total assets	443,334	319,103	(242)	762,195

Note 13. Combining Financial Statement Data

         The following tables present the combining consolidating balance sheet information for Vesper Northeast and Vesper Sao Paulo as of September 30, 2001 (unaudited), December 31, 200 and 1999, and the related results of operations for each of the periods presented in the accompanying financial statements.

ASSETS	September 30, 2001 (unaudited)

	Vesper Northeast	Vesper Sao Paulo	Eliminating Entries	Combined

Current assets:

Cash and cash equivalents	$5,672	$11,857	$—	$17,529

Accounts receivable, net	13,326	11,307	—	24,633

Recoverable taxes	14,070	2,069	—	16,139

Prepaid expenses and others	10,615	5,394	—	16,009

Total current assets	43,683	30,627	—	74,310

Recoverable taxes	17,079	15,360	—	32,439

Property, plant and equipment, net	432,696	312,946	—	745,642

Intangible assets, net	24,178	24,065	—	48,243

Other assets	8,557	10,533	(1,027)	18,063

Total assets	$526,193	$393,531	$(1,027)	$918,697

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:

Accounts payable	$25,580	$138,151	$—	$163,731

Accrued expenses	8,090	5,935	—	14,025

Vendor financing and loans payable	39,072	57,469	—	96,541

Amounts due related parties	19,449	10,961	(588)	29,822

Unearned revenue	7,050	2,655	—	9,705

Other current liabilities	126	271	—	397

Total current liabilities	99,367	215,442	(588)	314,221

Vendor financing and loans payable, net of current portion	590,873	350,103	—	940,976

Accounts payable	—	—	—	—

Unearned revenue	1,059	468	—	1,527

Other liabilities	37,042	438	(439)	37,041

Total Liabilities	728,341	566,451	(1,027)	1,293,765

Commitments and contingencies

Shareholders’ equity (deficit):

Capital stock	479,459	380,031	—	859,490

Accumulated deficit	(693,089)	(561,503)	—	(1,254,592)

Accumulated other comprehensive (loss) income	11,482	8,552	—	20,034

Total shareholders’ equity (deficit)	(202,148)	(172,920)	—	(375,068)

Total liabilities and shareholder’s equity (deficit)	$526,193	$393,531	$(1,027)	$918,697

Note 13. Combining Financial Statement Data (continued)

ASSETS	December 31, 2000

			Eliminating
	Vesper Northeast	Vesper Sao Paulo	Entries	Combined

Current assets:

Cash and cash equivalents	$21,632	$16,470	$—	$38,102

Accounts receivable, net	38,988	19,853	—	58,841

Recoverable taxes	30,355	15,049	—	45,404

Prepaid expenses and others	11,359	7,426	(212)	18,573

Total current assets	102,334	58,798	(212)	160,920

Recoverable taxes	18,601	18,432	—	37,033

Property, plant and equipment, net	575,155	429,672	—	1,004,827

Intangible assets, net	34,454	34,271	—	68,725

Other assets	11,319	9,286	—	20,605

Total assets	$741,863	$550,459	$(212)	$1,292,110

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:

Accounts payable	$45,139	$26,187	$—	$71,326

Accrued expenses	9,428	15,887	—	25,315

Vendor financing and loans payable	25,177	47,731	—	72,908

Amounts due related parties	18,979	14,487	(212)	33,254

Unearned revenue	9,558	3,509	—	13,067

Other current liabilities	14,261	—	—	14,261

Total current liabilities	122,542	107,801	(212)	230,131

Vendor financing and loans payable, net of current portion	420,418	274,534	—	694,952

Accounts payable	149,752	150,876	—	300,628

Unearned revenue	5,987	1,780	—	7,767

Other liabilities	800	—	—	800

Total Liabilities	699,499	534,991	(212)	1,234,278

Commitments and contingencies

Shareholders’ equity (deficit):

Capital stock	334,129	273,041	—	607,170

Accumulated deficit	(289,137)	(251,546)	—	(540,683)

Accumulated other comprehensive (loss) income	(2,628)	(6,027)	—	(8,655)

Total shareholders’ equity (deficit)	42,364	15,468	—	57,832

Total liabilities and shareholder’s equity (deficit)	$741,863	$550,459	$(212)	$1,292,110

Note 13. Combining Financial Statement Data (continued)

ASSETS	December 31, 1999

			Eliminating
	Vesper Northeast	Vesper Sao Paulo	Entries	Combined

Current assets:

Cash and cash equivalents	$61,172	$33,416	$—	$94,588

Accounts receivable, net	—	—	—	—

Recoverable taxes	27,395	16,070	—	43,465

Prepaid expenses and others	18,310	2,489	(242)	20,557

Total current assets	106,877	51,975	(242)	158,610

Recoverable taxes	—	—	—	—

Property, plant and equipment, net	287,704	213,219	—	500,923

Intangible assets, net	39,734	44,223	—	83,957

Other assets	9,019	9,686	—	18,705

Total assets	$443,334	$319,103	$(242)	$762,195

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:

Accounts payable	$27,818	$59,038	$—	$86,856

Accrued expenses	15,445	18,303	(16)	33,732

Vendor financing and loans payable	—	—	—	—

Amounts due related parties	35,542	35,726	(226)	71,042

Unearned revenue	—	—	—	—

Other current liabilities	—	—	—	—

Total current liabilities	78,805	113,067	(242)	191,630

Vendor financing and loans payable, net of current portion	270,000	144,605	—	414,605

Accounts payable	—	—	—	—

Unearned revenue	—	—	—	—

Other liabilities	13,075	14,927	—	28,002

Total Liabilities	361,880	272,599	(242)	634,237

Commitments and contingencies

Shareholders’ equity (deficit):

Capital stock	117,496	65,738	—	183,234

Accumulated deficit	(37,402)	(18,310)	—	(55,712)

Accumulated other comprehensive (loss) income	1,360	(924)	—	436

Total shareholders’ equity (deficit)	81,454	46,504	—	127,958

Total liabilities and shareholder’s equity (deficit)	$443,334	$319,103	$(242)	$762,195

Note 13. Combining Financial Statement Data (continued)

	Nine months ended Septebmer 30, 2001 (unaudited)

		Vesper Sao	Eliminating
	Vesper Northeast	Paulo	Entries	Combined

Revenue	$60,267	$41,739	$—	$102,006

Operating expenses:

Cost of revenues	98,791	76,843	—	175,634

Selling, general and administrative	84,195	61,394	—	145,589

Foreign currency translation loss, net	174,908	127,497	—	302,405

Depreciation and amortization	55,186	42,853	—	98,039

Total operating expenses	413,080	308,587	—	721,667

Operating loss	(352,813)	(266,848)	—	(619,661)

Interest (expense) income	(51,139)	(43,109)	—	(94,248)

Net loss	$(403,952)	$(309,957)	$—	$(713,909)

	Year Ended December 31, 2000

		Vesper Sao	Eliminating
	Vesper Northeast	Paulo	Entries	Combined

Revenue	$41,147	$29,975	$—	$71,122

Operating expenses:

Cost of revenues	106,446	97,347	—	203,793

Selling, general and administrative	68,198	63,904	—	132,102

Foreign currency translation loss, net	28,611	28,234	—	56,845

Depreciation and amortization	30,596	35,910	—	66,506

Total operating expenses	233,851	225,395	—	459,246

Operating loss	(192,704)	(195,420)	—	(388,124)

Interest (expense) income	(59,031)	(37,816)	—	(96,847)

Net loss	$(251,735)	$(233,236)	$—	$(484,971)

Note 13. Combining Financial Statement Data (continued)

	Nine months ended Septebmer 30, 2000 (unaudited)

		Vesper Holdings Sao
	Vesper Holdings S.A	Paulo S.A.	Eliminating Entries	Combined

Revenue	$29,199	$18,449	$—	$47,648

Operating expenses:

Cost of revenues	80,488	69,037	—	149,525

Selling, general and administrative	46,668	49,562	—	96,230

Foreign currency translation loss, net	11,217	8,924	—	20,141

Depreciation and amortization	17,415	24,170	—	41,585

Total operating expenses	155,788	151,693	—	307,481

Operating loss	(126,589)	(133,244)	—	(259,833)

Interest (expense) income	(35,144)	(26,886)	—	(62,030)

Net loss	$(161,733)	$(160,130)	$—	$(321,863)

	Period from January 18, 1999 to December 31, 1999

	Vesper Northeast	Vesper Sao Paulo	Eliminating Entries	Combined

Revenue	$—	$—	$—	$—

Operating expenses:

Cost of revenues	—	—	—	—

Selling, general and administrative	49,108	18,289	—	67,397

Foreign currency translation gain, net	(10,642)	—	—	(10,642)

Depreciation and amortization	120	—	—	120

Total operating expenses	38,586	18,289	—	56,875

Operating loss	(38,586)	(18,289)	—	(56,875)

Interest (expense) income	1,184	(21)	—	1,163

Net loss	$(37,402)	$(18,310)	$—	$(55,712)